UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/11/2007

RASER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32661

UTAH	87-0638510
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5152 North Edgewood Drive, Suite 375
Provo, Utah 84604
(Address of principal executive offices, including zip code)

(801) 765-1200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 8, 2007, the Board of Directors of Raser Technologies, Inc. ("Raser" or the "Company") unanimously appointed Martin F. Petersen, 46, to serve as the Company's Chief Financial Officer.   In connection with Mr. Petersen's appointment, on January 8, 2007, Raser entered into an Employment Agreement with Mr. Petersen with the following material terms:
1.        Mr. Petersen's annual base salary will be not less than $185,000.
2.        Stock options exercisable for 250,000 shares of Raser's common stock will be granted to Mr. Petersen on the effective date of the Employment Agreement. The strike price will be $7.25 per share, the closing sale price (NYSE:RZ) on January 8, 2007. Stock options exercisable for 25,000 shares will vest immediately, 45,000 stock options will vest over the first year on a pro rata monthly basis, and 45,000 stock options will vest on each subsequent anniversary date over a five-year period.
3.        Incentive bonus payments will be determined by the Company's Board of Directors and its Compensation Committee pursuant to Raser's bonus plan, which will be dependent upon the Company's income performance as well as general performance evaluations. Mr. Petersen may also participate in a deferred compensation plan that may be in effect from time to time.
4.        Mr. Petersen will be eligible to receive additional stock options during his employment pursuant to Raser's stock incentive plan, at the discretion of the Company's Compensation Committee.
5.        The employment relationship is "at-will" and may be terminated at any time, with or without cause, at the option of either the Company or Mr. Petersen.
6.        In the event that the Company terminates Mr. Petersen's employment without cause (as defined in the Employment Agreement), Mr. Petersen will receive a prorated number of options equal to 3,750 options per month for every full month he has been employed by the Company. In addition, if such termination occurs after Mr. Petersen has been employed by the Company at least six months, Mr. Petersen is entitled to severance pay equal to the sum of six months of salary.

Prior to joining Raser, Mr. Petersen served as a member of Agilite, LLC, a self-funded start-up application developer for the health insurance industry from 2005 to 2007. Responsibilities included oversight of financial, legal and human resources activities. From 2003 to 2005, Mr. Petersen served as Chief Financial Officer for The Event Source, a government sub-contractor providing meals and other services to soldiers in Iraq, that generated $185 million in total revenues. Mr. Petersen was responsible for all finance, legal, and logistics as well as numerous administrative and operational functions.   From 2001 to 2002, Mr. Petersen served as Chief Financial Officer for Found, Inc., a provider of inventory solutions for the retailing industry. The company eventually sold to CRS Retail Systems, a privately held company. Prior experience also includes: a one-year term as Chief Financial Officer for TenFold Corporation, a company specializing in custom building, mission critical enterprise software applications for large global companies that generated $63 million in annualized revenues; three years as Vice President and Treasurer for the Huntsman Corporation, a multi-billion dollar global chemical company where Mr. Petersen participated on a team that raised over $4.5 billion in capital for global acquisitions; and seven years as Associate and Vice President of Investment Banking at Merrill Lynch & Co. Mr. Petersen holds a BA in international relations from Brigham Young University and an MBA from The University of Chicago.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Employment Agreement, which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Item 7.01.    Regulation FD Disclosure

On January 9, 2007, Raser issued a press release regarding the hiring of Mr. Petersen as its Chief Financial Officer. A copy of the press release is attached hereto as Exhibit 99.1. The information contained in Item 7.01 of this Current Report, including Exhibit 99.1, is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference into any filing of Raser, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

Exhibit No.         Description
10.1                 Employment Agreement, dated January 8, 2007, between the registrant and Martin F. Petersen.

99.1                Press release issued by the registrant on January 9, 2007.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RASER TECHNOLOGIES, INC.

Date: January 11, 2007	By:	/s/ Brent M. Cook
Brent M. Cook
Chief Executive Officer

RASER TECHNOLOGIES, INC.

Date: January 11, 2007	By:	/s/ Brent M. Cook
Brent M. Cook
Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	EMPLOYMENT AGREEMENT